MEMORANDUM OF UNDERSTANDING


     This Memorandum of Understanding (the "Memorandum") is entered into as of this 1st day of November, 1996, by and between Gold Coin Incorporated, a Delaware corporation, d/b/a Lady Luck Gold Coin Gambling Hall & Saloon ("Lady Luck"), and BWCC, Inc. a Delaware corporation, d/b/a Bullwhackers Central City ("Bullwhackers").

     WHEREAS the parties hereto are desirous of combining and making capital improvements to their respective gaming establishments which currently operate on adjacent real property in Central City, Colorado;

     WHEREAS, Lady Luck is willing to provide the capital for such improvements and has expertise in the design and construction of projects similar to the improvements that the parties intend to make to their respective facilities;

     WHEREAS, Bullwhackers is willing to provide the resources and expertise necessary for the management of the joint operation of the subsequent to the completion of such capital improvements, and

     WHEREAS, the parties desire to enter into this Memorandum to set forth a preliminary basis upon which this transaction may ultimately be consummated, and to provide a basis upon which both parties can undertake a more complete due diligence investigation of the matters described herein. Both parties acknowledge that this Memorandum is not intended to be a complete description of the transaction, and that the entire transaction is subject to the execution of Definitive Agreements (as defined below);

     NOW, THEREFORE, and in consideration of the above, the parties hereby express their intent, subject to the conditions and contingencies hereof, to enter into agreements consistent with the following terms:


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I.       Capital Improvements.

     A. The parties shall make the improvements necessary to combine the existing Lady Luck operation with the existing Bullwhackers operation by demolishing and removing all or part of the walls that currently separate such operations. The parties shall also reconfigure and renovate the interior of their existing operations so as to accommodate their joint operation. The parties further anticipate that improvements to Lady Luck's existing gaming equipment shall also be made. For purposes of this Memorandum, the foregoing improvements shall hereafter be referred to as the "Capital Improvements" and the facility resulting from the combination of the existing Lady Luck operation and the existing Bullwhacker operation shall hereafter be referred to as the "Joint Facility".

     B. Bullwhackers and Lady Luck shall allow the Joint Facility to use all of their respective assets as of the date hereof, including, without limitation, the following: (i) the real property, and all their respective rights to lease real property, required for their respective operations; (ii) the furniture, fixture and equipment and any other tangible personal property, and all their respective rights to lease tangible personal property, required for their respective operations; and (iii) the permits, licenses, applications, plans and other intangible assets related to their respective operations, provided such intangible assets, including specifically, the gaming and liquor licenses, can be transferred to the Joint Facility. If the Executive Committee (as defined below) determines not to use any specific property, whether real, personal or intangible, in connection with the Joint Facility, the owner of such property shall be solely responsible for removing, storing, destroying, selling or otherwise disposing of such property. None of the respective companies debt of lease obligations are being transferred to the Joint Facility. Should either of the parties default on any of their respective debt or lease obligations, the non-defaulting party shall have no obligation whatsoever to cure or otherwise remedy such default. If the


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          default  relates to property,  whether real,  personal or  intangible, being used by the Joint Facility, or for which a third party has secured rights, the non-defaulting party may immediately terminate its participation in the Joint Facility and may take steps to replace the removed walls and return to operating its independent facility. Each party shall provide to the other sufficient evidence of any required consents from or relating to any lender third-party mortgagee or interest holder in any property to be used by the Joint Facility.

          C.   The parties  shall  design,  construct  and  complete the Capital
               Improvements in accordance with plans and specifications (the "Plans and Specifications"). The Capital Improvements shall be constructed in a diligent and efficient manner according to a schedule (the "Capital Improvement Schedule"). The Capital Improvements will be constructed substantially in accordance with a budget (the "Capital Improvement Budget"). The Plans and Specifications, Capital Improvement Schedule and Capital Improvement Budget shall be prepared and approved in form and substance satisfactory in all respects to Lady Luck and Bullwhackers and their approval shall be a condition precedent to entering into the Definitive Agreements. In no event shall the Capital Improvement Budget exceed ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000). The money for the Capital Improvement Budget shall be placed in and disbursed in accordance with an Escrow Agreement to be entered into by the parties as one of the Definitive Agreements. All Capital Improvements shall be performed pursuant to customary construction documents reasonably approved by both parties, including a guaranteed maximum price contract with the general contractor. Any change orders to the Capital Improvement Budget shall be approved by the Executive Committee (as defined below). In the absence of an approved change order, Lady Luck shall be solely and exclusively responsible for any cost overruns.

          D. Subject to Bullwhackers approval in its sole and absolute discretion, Lady Luck shall


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               be  responsible  for  :(i) the  design  and  construction  of the
               Capital Improvements; (ii) the selection, approval, hiring and discharge of engineers, architects, contractors, subcontractors,
               professionals  and  other  required  third  parties;   (iii)  the
               negotiation and execution of contracts, agreements, easements and other such documents with third parties with respect to the Capital Improvements; and (iv) the preparation of budgets and cost estimates. Approval of all of the foregoing shall be conditions precedent to entering into the Definitive Agreements.

          E. Upon satisfaction or waiver of Contingencies (as defined below), Lady Luck shall provide the capital required to make the Capital Improvements in accordance with the Capital Improvement Budget and the Escrow Agreement. In the event the parties mutually determine it would be in the best interest of the Joint Facility to remodel and convert Lady Luck's existing restaurant area to some other use, the Bullwhackers shall provide fifty percent (50%) of the capital requited for such improvements.

2.       Management of the Joint Facility.

          A. The general business and affairs of the Joint Facility shall be managed by an Executive Committee (or similar body) (the "Executive Committee") consisting of four members, two of which shall be appointed by Lady Luck and two of which shall be appointed by Bullwhackers. A unanimous vote of the Executive Committee shall be required for all major decisions including, without limitation, construction budgets, design decisions, operating budgets and similar matters and for all the following matters: (i) any decision by the Joint Facility to enter into a new line of business; (ii) any decision to postpone, defer or cancel any required distribution; (iii) any decision to increase capital expenditures at the Joint Facility; (iv) any transaction between the Joint Facility and Lady Luck, Bullwhackers or any of their respective affiliates (other than the Management Agreement (as defined below)); (v) any amendment to the Definitive Agreements; (vi) any decision to enter any agreement


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               or series of agreements for  consideration in aggregate amount in excess of $25,000  regarding the operation of the Joint Facility;
               (vii) any decision by Bullwhackers under the Management Agreement to sell any particular asset utilized in the operation of the Joint Facility in excess of $25,000 (the individual owner of such asset shall be allowed to keep the proceeds therefrom); (viii)
               any  decision  to  enter  any   employment   agreement  or  other
               arrangement which involves annual compensation in excess of $50,000; and (ix) any decision to consolidate, merge or otherwise transfer the assets of Lady Luck or Bullwhackers to a third party. The Executive Committee shall appoint a Secretary who shall ensure that all members of the Executive Committee receive appropriate prior notice of the Committee's meetings and who shall prepare minutes of each meeting to be approved by the Executive Committee. With respect to each matter that comes before the Executive Committee, each member shall have one vote.

          B. The day-to-day operations of the Joint Facility shall be managed by Bullwhackers pursuant to an agreement (the "Management Agreement"), which shall provide for a base management fee equal to ONE HUNDRED TWENTY THOUSAND DOLLARS ($120,000) annually payable in monthly installments of TEN THOUSAND DOLLARS ($10,000). The Management Agreement shall be terminable upon: (i) the bankruptcy or insolvency of Lady Luck or Bullwhackers, (ii) the sale of all or substantially all of the assets of either Lady Luck or Bullwhackers; or (iii) the material breach or failure of Bullwhackers to satisfy certain reasonable performance standards that are to be provided for in the Management Agreement. Upon a termination of the Management Agreement, the parties may immediately terminate their respective participation in the Joint Facility and may take steps to replace the removed walls and return to operating their independent facilities. Bullwhackers shall not be required to achieve such performance standards in the event of material adverse conditions, which conditions shall be described in the Management Agreement, including construction disruption.


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          C.   The Management  Agreement shall require Bullwhackers to prepare a budget for submission to the Executive  Committee at least ninety
               (90) days prior to the start of each fiscal year, which fiscal year shall commence on the Commencement Date (as defined below) and each anniversary thereof. The Joint Facility shall be managed in accordance with such budget as approved by the Executive Committee. The Management Agreement will provide, with certain limitations to be more fully described therein, that Bullwhackers shall indemnify Lady Luck for all liabilities and obligations arising out of services provided by Bullwhackers. In the event the EBITDA (as defined below) generated by operations at the Joint Facility exceeds TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS ($2,7000,000) during any fiscal year during the term of the
               Management   Agreement,   then  Bullwhackers   shall  receive  an
               additional fee equal to FORTY FIVE THOUSAND DOLLARS ($45,000).

          D. The parties will need to meet and confer and agree upon the entity which employs the employees of the Joint Facility. Bullwhackers shall be able to select in its sole discretion the employees which it determines are necessary to operate the Joint Facility, so long as the expenses associated with such employees are consistent with the budget approved by the Executive Committee.

3.       Distributions.

          A. Distributions of the EBITDA generated by the operations of the Joint Facility shall be made from time to time upon approval of the Executive committee, provided, however, in no event shall such distributions be made less than on a quarterly basis. All such distributions will be made in accordance with the following priorities:

               1. First, to Lady Luck, in an amount equal to the initial THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000) of EBITDA (the "Lady Luck


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                    Preference")   generated  by  the  operation  of  the  Joint
                    Facility, provided that the Capital Improvement Budget was $1,5000,000. If less than the full $1,5000,000 was actually used for the Capital Improvement Budget, the Lady Luck Preference shall be reduced to 25% of the actual amount used for the Capital Improvement Budget;

               2. Second, after the payment of the Lady Luck Preference, the next ONE MILLION DOLLARS ($1,000,000) of EBITDA (the "Bullwhackers Preference") generated by the operation of the Joint Facility shall be distributed to Bullwhackers;

               3. Third, after the payment of the Lady Luck Preference and the Bullwhackers Preference, the next FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) of EBITDA generated by the operation of the Joint Facility shall be distributed twenty-five percent (25%) to Lady Luck and seventy-five (75%) to Bullwhackers (the "Secondary Preference");

               4. Finally, after the payment of the Lady Luck Preference, the Bullwhackers Preference and the Secondary Preference, the remaining EBITDA generated by operations at the Joint Facility shall be distributed in equal amounts to Lady Luck and Bullwhackers (the "Final Preference").

               5.   EBITDA  shall  be  completely   defined  in  the  Management
                    Agreement; however, for the purposes of this Paragraph, "EBITDA" shall mean, for any year, the net income (or loss) for such year (after deducting all Management Fees, including the $45,000 bonus if applicable, and excluding interest income, extraordinary gains and losses, gains and losses on the sale of assets, gains or losses arising out of litigation awards or judgments, gains or losses arising out of insurance proceeds and other nonrecurring or unusual gains and


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                    losses) adjusted to add thereto (to the extent deducted from net revenues in determining  net income)  interest  expense,
                    income  tax  expense,   and  depreciation  and  amortization
                    expense (it being understood that preopening expenses shall not be added thereto), all as determined in accordance with generally accepted accounting principles, of Lady Luck and Bullwhackers.

          B. The Lady Luck Preference, Bullwhackers Preference Secondary Preference and Final Preference are payable in quarterly distributions for the period from the Commencement Date to the first anniversary of the Commencement Date, at which point the order of preferences, and the payments on account of each preference, begin anew for each subsequent year in which the Joint Facility has operations. The quarterly distributions may be made based on reasonable estimates that will be reconciled at the end of each year of operations of the Joint Facility. The Lady luck Preference, Bullwhackers Preference and the Secondary Preference were agreed to based on the assumption that the Joint Facility would generate TWO MILLION SEVEN HUNDRED THOUSAND
               DOLLARS ($2,700,000) of EBITDA per annum. In the event the parties, based on their due diligence investigation, determine that such assumption is not reasonable, then the amounts of the aforementioned preferences may be adjusted upon the mutual agreement of both parties.

          C. Proper and complete books of account and other records of the business of the Joint Facility shall be kept by or under the supervision of Bullwhackers at the principal offices of Bullwhackers and shall be open to inspection by Lady Luck or its representatives at any time during business hours.

4.       Buy/Sell Provision.

          A. Lady Luck shall provide Bullwhackers a put option to sell it assets, which option shall be exercised, if at all upon 120 days prior written notice, at any time after the


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               Joint Facility  commences  gaming  operations (the  "Commencement
               Date"). The Exercise Price (as defined below) of such option shall be discounted: twenty-five percent (25%) if exercised within 180 days of the Commencement Date; twenty percent (20%) if exercised more than 180 but less than 360 days from the Commencement Date; and ten percent (10%) if exercised more than 360 but less than 540 days from the Commencement Date.

          B. For purposes of this Sections of "Exercise Price" shall be an amount equal to the greater of either (i) the book value of Bullwhackers assets, or (ii) an amount equal to the sum of (Y) five (5) times Bullwhackers' EBITDA for the portion of trailing twelve-months in which the Joint Facility was not operational, plus (Z) two and one- half (2.5) times the Joint Facility's EBITDA for the portion of the trailing twelve- months in which the Joint Facility was operational. The Exercise Price shall be payable twenty-five percent (25%) in cash at closing with the balance to be payable by Lady Luck in a manner to be agreed upon and described in one of the Definitive Agreements, including, potentially, through the payment to Bullwhackers of securities issued by Lady Luck's parent corporation. In the event Bullwhackers does not receive adequate assurances as to the payment of Exercise Price, Bullwhackers may elect to immediately terminate its participation in the Joint Facility and take steps to replace the removed walls and return to operating its independent facility.

          C. Lady Luck shall have the option to purchase the assets of Bullwhackers and Bullwhackers shall have the option to purchase the assets of Lady Luck, which option shall be exercised, if at all, upon 120 days written notice, at any time after the Commencement Date. The consideration paid by the party exercising such option shall be calculated in accordance with Paragraph 5(B) hereof, and will in either the event of the exercise of the put option to sell or option to purchase, be subject to the applicable consent of third-party lenders, mortgagees and interest holders.



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5.       The Contingencies.

          Notwithstanding anything to the contrary contained herein, Lady Luck and Bullwhackers acknowledge and agree that the parties' obligations imposed pursuant to the terms and conditions set forth in this Memorandum are expressly subject to the satisfaction or waiver of the following contingencies (collectively the "Contingencies"):

          A. All required governmental approvals authorizing the construction and operation of the Joint Facility from any and all applicable governmental agencies being issued to Lady Luck and Bullwhackers and remaining in full force and effect in form and substance satisfactory to the parties. Specifically, the operation of the Joint Facility (including, specifically, the establishment of the Executive Committee and the Management Agreement) shall be subject to the approval of the Colorado Limited Gaming control Commission and the applicable body responsible for the issuance of a liquor license. The parties will need to determine which entity holds the applicable licenses and what will be done with the current licenses held by each party. Lady Luck acknowledges that there is a three license limitation in Colorado for both gaming and liquor licenses and the transaction will have to be structured to ensure that at no time will Bullwhackers or its affiliates be in violation of such regulatory restriction.

          B. The Management Agreement and any other definitive agreement required by the transaction contemplated hereby, including, without limitation, the Escrow Agreement, the Plans and Specifications, the Capital Improvements Budget, the Capital Improvement Schedule, construction documents, etc. (collectively, the "Definitive Agreements") being entered by and between Lady Luck and Bullwhackers.

          C. The timely completion of the plans and specifications for the Capital Improvements


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

               and the Capital Improvement Budget.

          D. The Parties obtaining any required consent or amendment to any existing obligations to third parties required to consummate the transactions contemplated hereby in form and substance satisfactory to the parties, and the obtaining of final authorization from the board of directors of each company.

6.       Miscellaneous

          A. The terms and conditions of this Memorandum can neither be substantially modified nor limited except by mutual written agreement between Lady Luck and Bullwhackers.

          B. THIS MEMORANDUM IS TO BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE LAWS OF THE STATE OF COLORADO.

          C. Bullwhackers is not the agent or representative of Lady Luck, and Lady Luck is not the agent or representative of Bullwhackers. Nothing herein or the acts of the parties hereto shall be construed to create a partnership or joint venture between Lady Luck and Bullwhackers.

          D. This Memorandum may be executed in any manner and in any number of counterparts with the same effect as if the parties hereto have signed the same document. All such counterparts shall constitute one instrument.

          E. In the event of any controversy, claim or dispute between the parties hereto or arising out of or related to this Memorandum or the breach thereof, the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs and expenses incurred related thereto, in addition to any other remedy in law or in equity.

          F. In connection with the transactions contemplated by this Memorandum, Lady Luck will be furnishing to Bullwhackers and Bullwhackers will be furnishing to Lady Luck certain information which is either non-public, confidential or proprietary in nature. Each party agrees that all such information furnished or otherwise obtained directly or indirectly, by it its directors, officers, partners, employees, agents or representative, including, without limitation, attorneys accountants, partners experts and consultants (collectively "Representatives") and all reports, analysis, compilations, data, studies or other documents prepared by either party or its Representatives containing or based, in whole or in part, on any such furnished information (collectively, the "Information") will be kept strictly confidential by each party and its Representatives and will not, without the prior written consent of the party providing the Information, be disclosed to any other individual, corporation, partnership, joint venture, trust or association in any manner whatsoever, in whole or in part.

               The Information will not be used by Lady Luck, Bullwhackers or their Representatives, directly or indirectly, for any purpose other than evaluating this transaction. Each party also agrees that it will not deliver any of the Information to any Representative that has not been informed of, and agrees to abide by, the terms of this paragraph. Each party agrees that it will obtain the prior approval of the other party regarding any press releases, public statements or other public communications regarding this transaction prior to it dissemination; provided that if either party is advised by counsel that it is legally obligated to issue a press release, such party may issue a press release after notice to and consultation with the other party. Each party agrees that a breach of this paragraph would irreparably injure the other party and such other party shall be entitled to equitable relief, including injunctive relief, in the event of such a breach provided that such remedy shall not be deemed to be the exclusive remedy for a breach and shall be in addition to all other remedies available at law or equity.

          G.   Whether  or  not  the   transactions   contemplated   hereby  are
               consummated, each party will pay its own costs and expenses, including fees and disbursements of its counsel and accountants.

          H. Upon execution of this Memorandum, the parties and their respective affiliates agree to refrain from carrying on a business, either directly or by employment, by consulting or otherwise, which competes with or which is similar to the gaming, hotel and resort business operation and development of the Joint Facility and which is within the geographical perimeter of Central City, Colorado. Notwithstanding the foregoing, nothing herein is intended to affect in any manner affiliated companies of Bullwhackers from operating existing and future gaming operations in Black Hawk or Cripple Creek, Colorado. This provision shall not prohibit any party or principal of a party from holding stock in a publicly-held corporation amounting to less than five (5%) of the outstanding shares. The parties are not restricted from competing with the joint facility outside the geographical area described above and is under no duty or obligation to offer any similar business opportunity to the other party outside of such area.

          I. Lady Luck and Bullwhackers shall be allowed to proceed with due diligence regarding the Capital Improvements, the Capital Improvements Budget, the Definitive Agreements, and the Joint Facility for a period of 60 days from the date hereof (the "Due Diligence Period"), which period may be shortened or lengthened upon the mutual consent of both parties. After the expiration of the Due Diligence Period, and provided the parties do not consummate the transaction described herein, this Memorandum and all obligation hereunder (except as provided in Paragraph 6F), shall terminate and be of no further force of effect.

          J. Except as provided in Paragraph 6F, which is intended to create enforceable agreements amount the parties hereto, this Memorandum is only a statement of intent and does not constitute a binding agreement amount the parties, nor shall it be deemed to be an agreement to agree. The proposal set forth in this Memorandum is subject to the Contingencies, and, among other things, due diligence, the approval of the Boards of Directors of Lady Luck and Bullwhackers and the execution of the Definitive Agreements in form and substance satisfactory in al respects to Lady Luck and Bullwhackers and their respective counsel.

     IN WITNESS WHEREOF, The parties have executed this Memorandum as of the day and year first above written.


BWCC, INC.

Stephen J. Szapor, Jr.

BY:  /s/ Stephen J. Szapor, Jr.

Title:  President


GOLD COIN INCORPORATED

Andrew H. Tompkins

BY:  /s/ Andrew H. Tompkins

Title:  President




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